As filed with the Securities and Exchange Commission on October 8, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Shattuck Labs, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	81-2575858
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1018 W. 11th Street, Suite 100

Austin, TX 78703

(919) 864-2700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Taylor Schreiber, M.D., Ph.D.

Chief Executive Officer

Shattuck Labs, Inc.

1018 W. 11th Street, Suite 100

Austin, TX 78703

(919) 864-2700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Ryan A. Murr Branden C. Berns Gibson, Dunn & Crutcher LLP 555 Mission Street San Francisco, CA 94105-0921 (415) 393-8373	Erin Ator Thomson General Counsel Shattuck Labs, Inc. 1018 W. 11th Street, Suite 100 Austin, TX 78703 (919) 864-2700	B. Shayne Kennedy Nathan Ajiashvili Latham & Watkins LLP 885 Third Avenue New York, NY 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-248918

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share	2,164,704	$17.00	$36,799,968	$4,015

(1)

Represents only the additional number of shares being registered and includes an additional 282,352 shares issuable upon the exercise of the underwriters’ option to purchase additional shares. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (File No. 333-248918), as amended (the “Registration Statement”).

(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

The registrant previously registered 11,500,000 shares of its common stock for which the fee was $22,144 on the Registration Statement, which was declared effective by the Securities and Exchange Commission on October 8, 2020. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $36,799,968 is hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Shattuck Labs, Inc., a Delaware corporation (“Shattuck”), is filing this registration statement with the Securities and Exchange Commission (the “SEC”). This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-248918) (the “Registration Statement”) filed by Shattuck with the SEC on September 18, 2020, as amended on October 5, 2020, and October 7, 2020 which was declared effective on October 8, 2020.

Shattuck is filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock, par value $0.0001 per share, offered by Shattuck by 2,164,704 shares, 282,352 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of common stock. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement. The contents of the Registration Statement, including all amendments and exhibits thereto, are incorporated by reference herein.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gibson, Dunn & Crutcher, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Registration Statement (Registration No. 333-248918) filed on September 18, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 8th of October, 2020.

Shattuck Labs, Inc.

By:	/s/ Dr. Taylor Schreiber
Dr. Taylor Schreiber
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates set forth opposite their names.

Signature	Title	Date

/s/ Dr. Taylor Schreiber	Chief Executive Officer and Director (principal executive officer)	October 8, 2020
Dr. Taylor Schreiber

/s/ Andrew Neill	Vice President of Finance and Corporate Strategy (principal financial and accounting officer)	October 8, 2020
Andrew Neill

*	Executive Chairman and Director	October 8, 2020
Josiah Hornblower

*	Director	October 8, 2020
Helen M. Boudreau

*	Director	October 8, 2020
Dr. Neil Gibson

*	Director	October 8, 2020
Michael Lee

*	Director	October 8, 2020
Tyler Brous

*	Director	October 8, 2020
Dr. Victor Stone

*By:	/s/ Dr. Taylor Schreiber
Dr. Taylor Schreiber Attorney-in-fact